KIRKLAND’S, INC.

Moderator: Robert Alderson
August 17, 2012
11:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Kirkland’s, Inc. Second Quarter 2012 conference call.

During the presentation, all participants will be in a
listen-only mode. Afterwards, we will conduct the
question-and-answer session. At that time, if you have a
question, please press the 1 followed by the 4 on your
telephone. If at anytime during the conference you need to
reach an operator, please press star 0. As a reminder, this
conference is being recorded, Friday, August 17, 2012.

I will now like to turn the conference over to Tripp Sullivan. Please go ahead, sir.
Tripp Sullivan:
Thank you. Good morning and welcome to this Kirkland’s, Inc.
conference call to review the company’s results for the
second quarter of fiscal 2012. On the call this morning are
Robert Alderson, President and Chief Executive Officer; and
Mike Madden, Senior Vice President and Chief Financial
Officer.

The results as well as notice of the accessibility of this
conference call on a listen-only basis over the Internet
were released earlier this morning in a press release that
has been covered by the financial media. Except for
historical information discussed during this conference
call, the statements made by company management are
forward-looking and made pursuant to the safe harbor
provisions of the Private Securities Litigation Reform Act
of 1995.

Forward-looking statements involve known and unknown risks,
and uncertainties which may cause Kirkland’s actual results
and future periods to differ materially from forecasted
results. Those risks and uncertainties are more fully
described in Kirkland’s filings with the Securities and
Exchange Commission, including the company’s annual report
on Form 10-K filed on April 12, 2012.

With that said, I’ll turn the call over to Mike for review of the financials. Mike?
Michael Madden:
Thanks, Tripp, and good morning. I’ll begin with the review
of the second quarter financial statements and then finish
with financial guidance for the third quarter and our
updated performance goals for fiscal 2012.

For the second quarter, net sales were $91 million, a 1.5%
increase versus the prior year quarter. Comparable store
sales, including e-commerce, decreased 3.6%. E-commerce
sales were $3.5 million for the quarter, a 111% increase
over the prior year.

Comparable brick-and-mortar sales were down 5.8% with
average sales for brick-and-mortar store down 2%. For
brick-and-mortar stores, the comp sales decline was driven
by an 8% decrease in transactions, partially offset by 2%
increase in the average ticket.

The decrease in transactions resulted from a 6% decline in
the conversion rate, combined with a 2% decrease in traffic
count. The increase in the average ticket was the result of
an increase in items per transaction, offset partially by
slight decline in the average retail selling price.

Sales performance by geographic area was relatively
consistent across the chain with slightly better results in
the Upper Midwest and Northeast, and weaker results in our
Southwestern border stores. Merchandise categories
contributing most to the comp decline were decorative
accessories, wall decor, textiles, and frames.

In real estate, we opened 10 stores and closed five stores
during the quarter, bringing us to 302 stores at quarter’s
end. Eighty-six percent of the total stores at quarter end
were off-mall, and 14% were located in malls. At the end of
the quarter, we had 2.1 million square feet under lease, a
9% increase from the prior year. Average store size is up 6%
to just over 7,000 square feet.

Gross profit margin for the second quarter decreased
approximately 140 basis points to 33% of sales from 34.4% in the prior year. The components of gross profit margin were
as follows, first, merchandise margin decreased 70 basis
points as a percentage of sale, higher-than-expected
promotional activity undertaken during the quarter in
response to soft sales trends combined with additional
markdown pressure led to a lower-than-expected margin for
the quarter. Inbound freight costs were flat to the prior
year and had a little impact on the year-over-year
comparison.

Second, store occupancy costs increased approximately 20
basis points as a percentage of sales reflecting the
negative comparable store sales results. Third, outbound
freight costs increased 30 basis points, reflecting an
increase and e-commerce sales which carry higher shipping
cost. Excluding e-commerce, outbound freight costs were flat to the prior year. And fourth, central distribution cost
increased 20 basis points versus the prior-year quarter
reflecting the comparable store sales decline combined with
the increased in e-commerce sales.

Operating expenses for the quarter were $30.7 million, 33.8%
of sales as compared to $28.8 million, or 32.1% of sales for the prior year quarter. Sixty basis points of this increase
was due to a prior year bonus accrual reversal in the amount of $500,000. The remainder of the increase as a percentage
of sales relates primarily to the decline in comparable
store sales, combined with the increases in healthcare,
marketing, and information technology expenses.

Depreciation and amortization increased 50 basis points as a percentage of sales, reflecting an increase capital
expenditures combined with the slight increase in total
sales. Operating loss for the second quarter was $4 million
or 4.3% of sales as compared to an operating loss of $0.6
million or 7.7% of sales for the prior year quarter.

We reported an income tax benefit of $2 million or 49.7% of
pretax loss versus a benefit of $0.1 million, or 19.7% of
pretax loss for the prior year quarter. During this year’s
quarter, a portion of the tax benefit amounting to
approximately $400,000 related to federal and state
employment tax credits received that were related to prior
year’s in excess of our expectations.

Net loss for the quarter was approximately $2 million or 11
cents per share, as compared to net loss of $0.5 million, or
2 cents per share in the prior year quarter. At the end of
the quarter, there were 17,061,615 shares outstanding.

Turning to the balance sheet and the cash flow statement, at the end of the second quarter, we had $49.6 million in cash
on hand compared to $75.1 million at the end of the prior
year quarter, and $83.1 million at the end of 2011. During
the trailing 12-month period, we repurchased 3.4 million
shares of our common stock for a total of 40 million,
completing the repurchase authorization that was established in August of 2011.

Despite the softness in our sales trends in planned heavy
capital expenditure budget this year, we still expect to
generate positive cash flow during 2012 excluding the impact of previous share repurchase activity. Inventories at the
end of the quarter were $49.8 million compared to $47.7
million in the prior year. Including e-commerce, this
represents a 4% increase in total inventory above our
expectations due in part to the shift to the sale shortfall.
However, e-commerce inventories have grown in support of
continued strong business expected for the back half.

At the store level, we planned inventories conservatively
throughout the year. And on a per-store basis, we actually
ended the second quarter down 2% versus the prior year. On a per-square-foot basis, we were down 7% year-over-year.

Consequently, we are comfortable with our level of inventory entering the back half. And we expect to end the third
quarter with inventories in the range of $62 million to $64
million, which represents our seasonal peak time frame.

We continue to operate the business without any long-term
debt and no borrowings were outstanding in our revolving
line of credit at the end of the quarter. Capital
expenditures were $10.7 million for the quarter and included the following: $4.7 million for new store construction; $2.5 million for information technology projects including our
Oracle Merchandising System that is slated for go-live this
fall; $2.4 million for store improvements including the
introduction of new more flexible fixtures that allow for
better clarity of presentation as well as the reset and
refreshing of many of our older, smaller locations; $600,000 was for improvements in our distribution center to support
better workflow and additional space for e-commerce
fulfillments; and lastly, the remaining $500,000 spent
during the quarter related to various routine maintenance
capital expenditures.

The final item I’ll cover before turning the call over to
Robert is provide our guidance for the third quarter and our updated outlook for the fiscal year. For the third quarter
ending October 27, 2012, we expect total sales to be in the
range of $97 million to $99 million, reflecting a range of
comparable store sales results of down 3% to 5% compared
with sales of $89.7 million and a comparable store sales
decrease of 3.6% in the prior year quarter.

We expect gross profit margin to be down in the range of 150 to 200 basis points versus the prior year quarter,
reflecting a decrease in the merchandise margin and due to
higher inbound freight cost as well as unexpected
promotional sales environment combined with smaller
increases and outbound freight occupancy and central
distribution cost as a percentage of sales.

Operating expenses for the third quarter should be above
that of the second quarter by 6% to 8%, reflecting the
seasonality of the business and an increase in new store
activity. Based on these high level assumptions, we would
expect to report a loss of 3 cents to 7 cents per share for
the third quarter. We expect to open 14 to 16 stores during
the quarter and close four stores.

For the full year fiscal year, we expect to open 40 to 44
new stores and close approximately 30 stores. This overall
store activity would equate to unit growth of approximately
4% and square footage growth of approximately 9%.

We expect totals sales for fiscal 2012 to increase 4.4% to
6% over the prior year. This expectation for total sales
growth reflects the additional week in the retail calendar
for fiscal 2012, which includes 53 weeks. This level of
sales growth would imply comparable store sales in the low
single digit negative to territory excluding the impact of
the additional week.

Based on our current outlook, we would expect the operating
margin for fiscal 2012 to be below last year in the range of
200 to 250 basis points. Rising inbound freight costs will
make merchandise margin gains more difficult to achieve in
the back half than originally anticipated. And we are
assuming a continuation of the promotional environment we
saw on the first half of the year.

Continuing investments in our technology infrastructure and
business processes as well as personnel additions and key
areas of the business will also provide operating margin
pressure inside fiscal 2012. With a tax rate assumption
ranging between 38% and 38.5% for the year, we would expect
earnings per share to be in the range of 72 cents to 82
cents for fiscal 2012.

From a cash flow standpoint, we anticipate capital
expenditures totaling $29 million to $32 million before
landlord (and) construction allowances for new stores.
Approximately $16 million to $18 million of the total CAPEX
will relate to new store construction — $7 million to $8
million will relate to information technology and the
balance relating to distribution center improvements and
store merchandise fixture enhancements and other
refurbishments.

Thanks. And I’ll now turn the call over to Robert.
Robert Alderson:
Thanks. Second quarter was not what we hoped for, same areas of concern from the first quarter continued to affect
business results. Gross sales were up slightly versus the
prior year quarter, but comparable sales decreased 3.6%
against the slight decline in traffic. Traffic was down 1%
in off-mall stores, but down 3% in mall-based stores.
Conversion negatively affected transactions and drove the
consequence.

Despite a stronger initial markup, merchandise margin for
the quarter declined 70 basis points as a result of heavier
than expected promotional activity prompted by the
conversion decline and our efforts to control inventory both as to amount and composition as we prepare to enter the
second half of the year. Our store inventories are down 7%
on a square-foot basis and 2% per store versus the prior
year, as Mike said.

We’re up slightly in total, (the) store growth, but
importantly an increase in e-commerce inventories versus the prior year to support our early stage business, which is
running ahead of plan. As to category, (in) large (class)
performance, our table lamps, candles, large mirrors,
pillows, garden, statuary — gift and statuary had strong
sales increases during the second quarter. Furniture was
essentially flat. We continue to struggle in decorative
accessories, ornamental wall art, frames, and textiles
strongly influenced to comp sales decline for the quarter.

As we reallocate our inventory spin for the back half of the year, we will continue to see movement in down numbers in
dec frames and ornamental wall décor, but our actions should result in a healthier business in each in Q4 and beyond.
Considering first quarter results and conversion in the
prevailing economic climate, we planned a number of
promotional events with hot prices on event-specific
merchandise for the second quarter to drive traffic in
sales.

Some of the events were seasonally related like Mother’s
Day, Fourth of July, Father’s Day, and Memorial Day. Others
like our semi-annual big sale and numerous one-day and
weekend sales gave us an opportunity to highlight sale
opportunities in a smaller group items.

With the Saturday before Mother’s Day in our history, in the event, we generally performed well. We believe we can
improve results going forward with the last seasonal related merchandise. Same lesson would apply in Memorial Day and
Fourth of July as the patriotic picnic and outdoor seasonal
merchandise was highly promoted and competitive throughout
the marketplace. Father’s Day is a somewhat new target event for us and was marginally successful since it’s a very
limited holiday shopping period, and the merchandise is a
tough fit for our store.

We also plan some new introductions and refocus some others.
Early in the quarter, we presented a new to Kirkland’s
outdoor patio group including outdoor and food related
furniture with mixed results in stores and better sales
consistency online where we see continued opportunity to
expand that business. Concurrently, to support the outdoor
group and our summer seasonal theme, we introduced Summer
Fun and a collected group of outdoor and entertaining and
gift merchandise with similar results, some very good and
some not so good.

Back to school runs through September. While we’re still
learning, I haven’t seen quite the results we (won) at a
relatively new to Kirkland’s business. As with housewares
and wedding, we’re optimistic that we can complement our
core business, bridge some seasonal periods, increased
visits, and provide our customer with a meaningful
assortment that has interest and provides support to our
year-round businesses.

Our semi-annual big sale event is always focused on well
priced items with a great value in our prime categories and
continues to deliver outstanding results. Kirkland’s has
always been item-focused featuring new products at great
prices. For spring, we aggregated dedicated fixtures, some
fun (unintelligible) (gift bowl), well priced in often
seasonally related merchandise. And a prime selling area in
our stores is an organized impulse area aimed at building
sales and ticket.

Early results have been favorable. We’re still learning what works best and we’ll keep testing items, price points and
seasonality throughout the balance of the year. During the
first half, we executed multiple efforts to be seasonally
appropriate and to deliver event specific merchandise at
compelling prices.

For the go, we build the traffic in sales yet we did not
meet or exceeded prior comparison period. It’s hard to
discuss results from especially conversion without
referencing the protracted somewhat dismal say of consumer
sentiment which actually seem (gorge) today than what we
experienced in Q1.

We (sell) a lot of fun and a lot of value, but we don’t sell necessities. Our moderate income customers (unintelligible), continued high employment weak job growth, and a poor
housing market. Our consumer faces the added specter of
yearend political gridlock which may not be totally
understood, but she knows it’s not good news. Our customers’
reaction since April has been to stay in the current job,
spend less, pay down debt when possible and save more.

As we’ve previously said, we can’t blame the environment. Many retailers have done well. We all swim in the same notion, so we must look for better performance from the customer’s we have.

As we take a high level look at the quarter results, we
probably overacted the questionable environment and planned
and tried to execute too many promotional activities (made)
too much event and seasonally related merchandise and
thereby pressured our merchandise margins unnecessarily,
which is correctable. Additionally, going forward, I think
we can and we’ll also plan our second quarter inventory
levels much more precisely and lowered to help our
assortment in sales results.

Our Oracle Retain Enterprise System is less than 45 days
from the cutover absent any last-minute problems. We don’t
expect instant rewards, but we’re preparing well ahead of
time to utilize its richer information deliverables.

Just as we have augmented our corporate team for the oracle
implementation, we’ve been adjusting our merchandise
planning and buying processes to take the earliest advantage of the system and in order to use information more
effectively now with existing systems even before Oracle
goes live.

With this work over the past several months, we expect to
affect our Q3 and Q4 buys significantly with a much more
data driven process. Natural results should be more emphasis on our core items, fewer SKUs, eventually lower running
inventories and a more consistent margin (rates) business.

We can accomplish this and still meet our customers’
expectations on new and unique merchandising great prices
while also providing a better stock position on best selling items. If we match our merchandising talent with better
information and better process, we’re confident that we will the merchandise consistency we see.

We’ve noted in the past calls that we clearly recognize the
need to deliver to a more effective and compelling marketing message through all mediums in order to build traffic in
customer accounts and maintain the sales and (patron) needs
of our existing (oil) customer base.

To that end, we’ve been engaged with the national marketing
firm in a major branding project, provide the context for
delivering our value message. Also, we’ve engaged and now
working with a new national PR advertising team to improve
our new store opening effectiveness in an effort to increase and maintain exposure and awareness of our new stores in
both existing and new markets.

As an essential element of that effort, we are realigning
our in-store visual presentation scheme to maximize the
impact of our investment in (working) merchandising and
marketing. Also, we will complete within the third quarter a store fixture rollout that effects three quarters of our
store base with retrofits and upgrades of additional or new
fixtures along with a position realignment designed to take
advantage of ten to 12 additional selling spaces created
thereby.

We hope to reassert our historic focus on transparency in
value pricing impact merchandising and visual acuity. We
continue to progress in our early stage e-commerce effort,
we’re about to complete an expansion of this phase allocated to e-commerce fulfillment in our distribution center.

Our SKU count has grown to over 2,800 or about double one
year ago. We expect to at least double our year one business within this fiscal year. We’re preparing to test business
enhancements, so like quite a delivery and third-party
fulfillment (unintelligible) while continuing to emphasize
and grow in store pickup.

Our original plan was for web exclusive merchandise to grow to and maintain at about 20% to 25% of the SKU set. But we have so far been able to maintain our 40%, a pleasant surprise.

We’re continuing to test web-based promotions to find our
best and most effective opportunities and the timing
thereof. As we suggested would be the case for the first few years, a strong majority of our online sales come from
geographic areas where we have stores, which presents
another branding opportunity.

Our real estate plans for this year remain unchanged. In the third quarter, we expect to open about 15 stores and close
four, so. And for the full fiscal year, it still appears
that we’ll open at least 40 or so these stores and close
about 30 for about ten net new stores. We do expect the net
gain in new store openings to begin to stretch significantly after 2013.

It’s too soon to opine much about the current (class), but
early results were good. Deals remain reasonable priced, and space availability is adequate but not abundant for better
spaces in the most desirable strip centers.

We continue to be cautious in our outlook (unintelligible).
I’ll ensure the timing we have done and are doing a lot of
foundational work and investment that will pay off
especially the fine-tuning of our merchandise mix and
reasserting our great price style and quality equals value
message.

As we move off-mall, I don’t think our compelling price
story stands out so much. We can’t fix the world economic
conditions but we can fix that and also (buy bearer). So
that’s where we’re concentrating.

With that said, while we’re rightfully cautious and
conservative, we’re also need to discourage
(unintelligible). We expect to return Kirkland’s previous
levels of sales profitability and operating efficiency.
We’ve completed our stock buyback well ahead of schedule and still maintain — expect to maintain a strong balance sheet
and cash position with no debt.

Thank you for your time and your interest in Kirkland’s. And, operator, we’re prepared to take questions.
Operator:
Thank you. Ladies and gentlemen, if you’d like to register
for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge
a request. If your question has been answered and you would
like to withdraw your registration, please press the 1
followed by the 3. If you are using a speakerphone, please
lift your handset before entering your request. One moment,
please, for our first question.

And our first question comes from the line of Brad Thomas from Keybanc Capital. Your line is open. Please go ahead.
Brad Thomas:	Hey, good morning, Robert; good morning, Mike.
Robert Alderson:	Hey.
Michael Madden:	Hey, Brad.
Brad Thomas:
Let’s see here, I wanted to just follow up a little bit, you know, at a high level in terms of, you know, what you’re
seeing out there. You know, it doesn’t feel like comps
change a great deal from last quarter but, you know, did
continue to moderate down a little bit more.

You know, a lot of references (obvious) to the difficult
consumer landscape. But, you know, how much do you think the consumer versus perhaps the merchandise on your part not
having the mark versus, you know, the competitive landscape
changing?

Robert Alderson:
You know, I don’t think — as I’ve said, I don’t think you
can discount the moment that we’re in and have been for
awhile with our customer. I think depending on what you sell and dealing with a moderate income customers we do, you may
find a result different than ours. But we don’t — as I’ve
said we don’t sell anything that’s needed for life.

So I think the customer makes decisions based on how much
they have and what their expectations and fears are, and
what they feel like they can spend. And I think family and
all the things related to family come first.

So I think we are affected. We obviously — with the work
that we’re doing and the systems that we’re putting in,
specifically the work on process, we are aware that we can
and must by better and more precisely, and continue to make
gains and merchandise productivity, specifically sales and
margin.

And — so that is a part of it and we recognize it, and
that’s really the only thing we can affect. And we can also
market ourselves better. I think the change, as I said,
off-mall, I don’t (our) message that we have the best prices generally, spends out nearly as much in a group of large
boxes that whether they’re really low price or not get some
credit for that based on the size of your box, what they
carry and what they’re able to price some of the things
within their mix. So I think it’s a combination of all of it we’re at.

Brad Thomas: Michael Madden:
Okay. And then, you know, obviously, your guidance gives us
an outlook for store openings and, you know, you mentioned,
share repurchase. But, you know, in light of, you know, a
couple of quarters, the things have gotten a little bit
softer. Is there — you know, has there been — have there
been discussions about perhaps, you know, either slowing
down the openings or, you know, reigning in the share
repurchase just until we start to get some more
stabilization, you know, at the store level?
Well, Brad, on the store opening plan for this year, we’re
pretty much settled. We have leases for the most part that
are final, and a lot of activity to come in Q3 and early Q4
with those openings.

We still are in a position to effect, you know, next year,
and we’re constantly monitoring trends in the business. And
I think we’ve historically been a pre-conservative
management team, and we’ll continue to be so. So we will
look at that. But as far as this year goes, we’re settled,
we’ll open to 40 to 44 and close the 30, and keep monitoring the business.

On the buyback side, we did complete the 40 million
authorization during the second quarter, and we will — you
know, we will continually, as we always do, evaluate our
cash position in light of all these investments we just went through the call and also have discussions that are
board-level about what to — how to consider that. But we’re
always watching the business, and that’s first and foremost
in our minds as we make decisions about use of capital.

Robert Alderson:
You know, Brad, also I would say, next year, we only have, I think, five leases we’re committed to at this moment. So,
you know, we like to get well ahead of a prior year, but I
think we — you know, we constantly look at it as Mike said.
And we’ll be — I can tell you that we’ll be very careful
about that.

Brad Thomas:
Okay. And then just a housekeeping item, Mike, you mentioned the container rates being higher as we model the back half
of the year. What sort of, you know, drag should we model in for gross margin associated with where container rates are
tracking now?

Michael Madden:
You know, obviously, it’s a constantly moving target. But
right now, I would say, 50 to 100 basis points. A little bit more in the fourth quarter than the third because the recent increases won’t really impact margins on that inventory
until it sells through in Q4.

Brad Thomas:	Right. And I think we’ve seen some moderation rates recently, so hopefully that (continues).
Robert Alderson:	Yes. As I said, it’s a moving target where you can (rest your shared work), taking every effort to locate the best rates and move our (goods across it) at the best price we can.
Brad Thomas:	All right. Well, thanks so much and best of luck.
Robert Alderson:	Thank you.
Operator:	Thank you. And our next question comes from the line of Joan Storms from Wedbush Capital. Your line is open. Please go ahead.
Joan Storms:	Hi, guys. Good morning.

Robert Alderson: (Unintelligible).

Joan Storms:
I have a question, you know, just with regard to the consumer sentiment. I mean there have been some other — and maybe also just related to, I mean, to take a step back to your core customer, talk about your core customer versus the Pier 1 or Williams-Sonoma or Cost Plus or Bed Bath. Is there a real estate locations targeting sort of really more middle than to middle-upper? And that customer you feel is being more negatively impacted than the others? Is that sort of.

Robert Alderson:
Well, I think if you ask us, we — to describe the demographics of our customer, they would fall in the sort of 45,000 to 80,000, which would put us — if you had a — (if your land) a mainland through that, you know, probably fine. Pier 1 on the upper side of that line and we probably would be in the middle of below that.

So, you know, I think we do get a slightly more moderate customer. And I think we have some of all of it. But the — predominantly, we would see that customer, and I think they are more effective.
Joan Storms:
Okay. And then, just as a follow-up, on the areas that have been weak on the Dec Acc and the Wall
Decor, and I know you had made some changes within the buying area. What are the lead times there?
And I think you had mentioned you would expect some improvement in those areas starting in the fourth quarter and into next year.

Robert Alderson:
We do. We do expect some improvement in the back of this year and especially as we move in to the first half of next year. We have made some changes. And the changes are more about process and more about providing more focus to those categories and making sure that they have adequate resources to do the best job that they can do.

It takes six to nine months to change the world in a category. And that would be sort of the best news when we were struggling with art back in the middle of 2010. I told everybody that we would fix the category, but expect it to take six months to a year. And it took about eight to nine months to really see the difference.

So I think we will get that done, but it won’t be apparent immediately. And as I said in the script,
I think we’ll continue to see some down numbers in Dec and Ornamental Wall Decor in the fourth quarter. And even into the fourth quarter and certainly in third is we reallocate the spend, and some money will come out of those categories and be redirected to others. And that will promote some of that now (in) result.

Joan Storms:
Okay. That’s helpful. And then lastly and I’m going to let someone else ask questions, I’m curious about your — sort of the redesign of the interior of the store. You know, traditionally, you’ve had it set in a certain ways with the category adjacencies. So what sort of changes should we look for there?

Robert Alderson:
Well, I think you’ll find it to be more of a — yes, a much more open arrangement. It’ll be 90 degrees, instead of a 45-degree oblique set when you walk in the store. I think you’ll see more -
you’ll have more vision across store to the walls and to the back. And a lot of storage you’ll see, some of the old fixtures that date back eight to ten years or more, have been replaced.

And so, our store is having more — will have a more uniform look and they will also be able to be directed much better and much more precisely with one set of directions instead of two or three. So we expect to get several things out of that.

And one of the things I mentioned is as with the set, we should generate, depending on the size of the store, three or four to eight to ten or more new selling spaces. And some of those will be directed to promotional opportunities and things that we need to reserve space for in order to feature in our store, and others will take the overload that we have in other areas.

So we’re actually going to benefit very nicely there by the way the set (has occurred). We’ve also taken some large art (chem) and (softer) floor that were very difficult to display and sell from as well as to replenish. So it’s not everything we’re going to ever do in fixtures, but it’s a great start to making our stores much more uniform and a little bit easier to work with.

Joan Storms:	Okay. And we’ll.
Robert Alderson:	And hopefully shop.
Joan Storms:	Okay. What would be the timing for this to start and end?
Robert Alderson:	We’ll be finished with the reset by the end of the third quarter. We are already well end to it. I’d say we’re 20%, 25% into it now.
Michael Madden:	Maybe a little more.
Joan Storms:	Okay, great. Look forward to checking that out. Thank you.
Robert Alderson:	Thank you.
Operator:	Thank you. And our next question comes from the line of David Magee from Suntrust Robinson Humphrey. Your line is open. Please go ahead.
David Magee:	Thank you. Hi, guys.
Robert Alderson:	Hey, David.
David Magee:
Just a — first, a related question, I guess, to Joan’s. I’m curious if you’ve (counted) the exercise of — you know, for analyzing for stores with regard to maybe, you know, being the markets that are number one, maybe where housing has turned a little more positive, or conversely those markets in which, you know, you’ve made the indefinite more moderate income areas. Are you seeing a role of divergence, you know, in the chain from those kind of factors, do you think?

Robert Alderson:
I think we are. And, you know, I think we’ve noted some places where — you know, California has recently gotten a lot of press because they’ve had some areas that are really booming and some that haven’t started going yet. And we’ve had some really nice success out there in the past year with store openings.

The market’s a little better in Florida and has affected our results. Texas seems to be getting a little better. The border — we have a number of border stores, and they’re a little bit of a drag right now over what they’ve been in the last two or three years due to the duty situation and I think some violence and robbery on the border that discourages shopping and bringing things back across.

Now, the border is always — it’s either really good or it’s not so good. So I think that’s affecting our Texas stores. But we’re seeing out especially in West Texas in some of the stores that are not affected by over-the-border traffic. We’re seeing really nice increases.

Houston is still affected and it is — as well as San Antonio, and both of those are border affected.
Upper Midwest, we’ve seen some nice increases. And so, we’re encouraged by that. But I think the thesis that some areas are recovering and when housing recovers, we do better, I think, is going to prove to be true.

David Magee:
Thanks, Robert. And secondly, maybe for Mike, based on your guidance you’ve given for EPS this yearend, you know, the timing of store is in CAPEX and inventory, would you care to give a ballpark figure on the cash balance at yearend?

Michael Madden:
Yes. I mean it’ll base on the guidance. I think it’d be around the $70 million, $65 million to $70 million range. It’s early Q4. Obviously, as you know, what weighs a lot on our business and impacts, you know, our results, but that’s where I would say based on the guidance.

David Magee:	Great. Thanks, guys, and good luck.
Robert Alderson:	Thank you, David. Thank you, Dave.
Operator:	Thank you. And as a final reminder, ladies and gentlemen, to register for a question, please press the 1 followed by the 4.
Our next question comes from the line Anthony Lebiedzinski from Sidoti & Company. Your line is open. Please go ahead.
Anthony Lebiedzinski:Good morning. First, like, could you just comment on your overall comp sales in your mall stores versus your off-mall locations?
Michael Madden:
Yes. Malls are — keep in mind first, you’re only talking about 40 stores out of the chain at this moment. But the mall stores are in the higher single digit negative range, and the off-mall stores would be in the low single digit negatives.

Anthony Lebiedzinski:Okay.
Michael Madden:	So, it’s a small impact overall because it’s only 40 stores, but they are underperforming.
Anthony Lebiedzinski:Okay. And I was wondering if you could comment on how much of your e-commerce actual sales result in store pickup?
Michael Madden:	It’s around 45%, 40% to 45%.
Anthony Lebiedzinski:Okay. And are you able to — or what strategies do you have in place for the customers if she comes in to the store pickup to merchandise to try to get them to purchase more products?
Michael Madden:
Well, they’re certainly notified, and the process is there to where — the management team at the store level knows when the customer is coming to pick it up, and they can be prepared on that front with complementary items, you know, ways to entice them to buy more when they’re getting to the store. And that’s obviously a crucial part of the link between e-commerce and our store business, and one that we continue to get better at. There’s a big opportunity.

Anthony Lebiedzinski:Okay, all right. Thank you very much.
Robert Alderson:	Thank you.
Operator:	Thank you. And our next question comes from the line (Matt Dane) from (Titan Capital). Your line is open. Please go ahead.

(Matt Dane): Great. Thank you. I was curious, what’s the — what you believe is leading to e-commerce running ahead of your plan?

Michael Madden:
Well, it’s a rapidly maturing business. We launched it in
late 2012 without a lot of fanfare. We didn’t put a lot of
marketing behind it. We had — we started with a low SKU
count. We’ve more than doubled the SKU account. We’ve added
some marketing on Web sites with search engine optimization
and paid search ads, and we’ve gone after that in a bigger
way. We’ve improved the visual aspect of the site.

So there’s a lot of things we’ve incrementally, you know,
added on in this year and a half since we really went live.
And it’s hard to predict exactly what you’re going to get,
and we’ve been pretty close but we’ve happily been a little
bit over that plan.

Robert Alderson:
I think the biggest change for us has been a dedicated team
to both manage and buy for it. You know we have, well, a lot of people working to own it to make it grow and to maximize
its results. Whereas, the prior time that we tried it, we
were trying to do that as I guess an appendage of our
existing business. And I think that was a mistake and the
way we’re going about it now gets a lot of good work done
that supports the business and helps it grow.

(Matt Dane): Great. As a follow-up, I was curious, how would you compare the margin structure for your e-commerce business versus your brick and mortar?

Michael Madden:
On the merchandize side, it’s pretty similar. But the
freight piece, I think, weighs on the e-commerce margin a
bit. And so, right now, at this level of volume, it is not
as profitable as a top-tier store but we’re starting to hit
that point where that incremental revenue is dropping down
the bottom line at a good flow-through. We’ll kind of pass
this base level of infrastructure we had to put in, so we
knew that was the way it would happen.

We’re profitable now on the site, which is a big positive
and we kind of cross that over several months ago. So from
this point forward, I think you can be more and more
profitable but the freight piece is the most difficult piece as you hear and read about a lot and we’re dealing with that just like everybody else.

(Matt Dane):	Great, thank you.
Robert Alderson:	Thank you.
Operator:	Thank you. And our next question comes from the line of Alex Fuhrman from Piper Jaffray. Your line is open. Please go ahead.
Alex Fuhrman:
Great. Thanks, guys. I was wondering if you could touch a
little bit about the decline in conversion, you know, if you feel that was driven by the product and then really how that trended throughout the quarter and then obviously most of
your stores off-mall at this point. But, you know, was there any difference in conversion between the two real estates
formats?

Michael Madden:	The conversion between two mall and off-mall was — is similar. I mean I said down six for the company. It was basically down six for both mall and off-mall.
Alex Fuhrman:	Okay. I mean was that pretty confident throughout the quarter as you guys progress? Or did you notice that sort of moving one direction or the other?
Michael Madden:
I would say it has been pretty constant. When we run a good
strong promotion on that particular day you can see
conversion improve a bit. But it’s — you kind of lose some
of that when you move off that promotional cadence. So I
would say just generally speaking, it was constant
throughout the quarter.

Alex Fuhrman:	Okay. That’s helpful. Thanks, guys, and good luck.
Robert Alderson:	Thank you.
Operator:	Thank you. And we have no further questions at this time. Mr. Alderson, I’ll turn the call back over to you for your closing remarks.
Robert Alderson:	Thank you very much for your time and interest, and we look forward to speaking with you later. Thanks.
Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END